AMENDMENT TO

TRANSFER AGENCY AGREEMENT

This AMENDMENT ("Amendment") is made this 22nd day of February, 2021, (the "Amendment Effective Date"), between Victory Portfolios II, formerly known as The Victory Portfolios II (the "Trust"), and FIS Investor Services LLC, a Delaware limited liability company, formerly SunGard Investor Services ("FIS"), to the Transfer Agency Agreement dated November 7, 2015 between the Trust and SunGard Investor Services, as amended on November 1, 2016 (as amended, the “Agreement”).

All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement. All references in the Agreement to SunGard shall be references to FIS.

WHEREAS, FIS and Trust wish to enter into this Amendment to the Agreement to update Schedule A thereto;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, Trust and FIS hereby agree as follows:

l. Amendments.

a.	Funds. Schedule A – Funds - to the Agreement is hereby deleted in its entirety and replaced by the new Schedule A attached hereto.
2.	Representations and Warranties.
a.

Trust represents (i) that it has full power and authority to enter into this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust (the "Board"), and (iii) that the Board has approved this Amendment.

b.	FIS represents that it has full power and authority to enter into and perform this Amendment.
3.	Miscellaneous.
a.

This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

b.

Each reference to the Agreement in the Agreement (as it existed prior to this Amendment), shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

c.	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
d.	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
e.

It is specifically acknowledged that this Amendment is entered into by the Trust on behalf of each of the Funds listed on Schedule A, individually and not jointly. The assets of any one Fund shall not be used to offset the liabilities of any other Fund. Shareholders and Trustees of the Trust shall not be held personally liable for any obligations of the Trust, or any of the Funds listed on Schedule A.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written

FIS INVESTOR SERVICES LLCVICTORY PORTFOLIOS II, on behalf of each

Fund listed on Schedule A, individually and jointly

By  /s/ Michael RopizaBy: /s/ Christopher Dyer

Name: Micahel Ropiza                       Name: Christopher Dyer

Title: Contract Manager                      Title: President

Date: 02/23/2021                      Date: 02/22/2021

SCHEDULE A

TO THE TRANSFER AGENCY AGREEMENT
BETWEEN
VICTORY PORTFOLIOS II
AND
FIS INVESTOR SERIVCE LLC

FUNDS

Name of Portfolio

Victory Market Neutral Income Fund
Victory US 500 Enhanced Volatility Wtd Index Fund

As of February 22, 2021

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